Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES STRONG THIRD QUARTER FINANCIAL RESULTS

SPARKS, MD, SEPTEMBER 24 — McCormick & Company, Incorporated (NYSE:MKC):

•	Sales rose 6% in local currency. Unfavorable foreign currency exchange rates reduced sales 5%.

•	Earnings per share of $0.57 were reported. On a comparable basis, excluding restructuring charges and unusual items, earnings per share rose 14%.

•	The Company narrowed its projected 2009 earnings per share to the high end of its former target range.

McCormick & Company, Inc. today reported strong sales and profit growth for the third quarter of its 2009 fiscal year. The Company narrowed its earnings per share guidance for 2009 to a range of $2.26 to $2.28, which includes $0.05 of restructuring charges. When compared to fiscal year 2008 earnings per share, this is an increase of 8 to 9%, excluding restructuring charges as well as unusual items.

In the third quarter of 2009, sales increased 1% and in local currency rose 6% with increases in both the consumer and industrial businesses. Sales growth for the consumer business was led by the Lawry’s acquisition, pricing actions taken early in 2009 to offset higher costs, and a relaunch of dry seasoning mixes in the U.S. In local currency, industrial sales growth was achieved in each geographic region.

The successful acquisition of strong brands has led to higher profits at McCormick. The Company is also improving profitability with savings from its on-going Comprehensive Continuous Improvement (CCI) program, along with other areas of cost reduction in 2009. As a result, gross profit margin of 40.3% was achieved in the third quarter of 2009 compared to 39.5% in the third quarter of 2008. Operating income on a comparable basis, excluding restructuring charges, reached $117.5 million, which was an increase of 22% from the third quarter of 2008.

Earnings per share rose to $0.57 compared to $0.52 in prior year. In the third quarter of 2008, the net effect of restructuring charges and unusual items related to the Lawry’s acquisition, including the gain on the sale of Season-All, increased earnings per share $0.02. Excluding these items, earnings per share in the third quarter of 2009 increased $0.07 from the comparable period of 2008. Higher operating income added $0.11 per share, offset in part by a $0.02 reduction in income from unconsolidated operations, $0.01 from an increased tax rate and a $0.01 reduction in interest income.

Through the first three quarters of 2009, higher net income and progress with working capital management has led to $195 million in cash flow from operations compared to $115 million for the same period in 2008. During 2009 the Company is using cash to reduce debt associated with the acquisition of Lawry’s and to fund dividends.

Alan D. Wilson, Chairman, President and CEO, stated, “McCormick achieved strong profit growth in the third quarter. We grew sales for both our consumer and industrial businesses with the addition of Lawry’s, great product innovation, and pricing actions taken earlier in 2009 to offset higher costs. These increased sales, together with CCI, our restructuring program and other cost reductions, led to a profit increase that was ahead of our expectations for the quarter. With more consumers preparing meals at home, we are seeing a strong return on our marketing dollars and have plans for further increases to drive sales of our leading brands.

“It has now been one year since we completed the largest acquisition in our history. The Lawry’s business has proven to be an excellent addition to our portfolio, and I am pleased to report that we have reignited sales growth with new products and advertising.

“As we head into the holiday season, we believe McCormick is positioned for further increases in sales and profits. Our employees are focused on driving sales and managing costs, and we are confident that 2009 will be another year of record financial results.”

Based on strong year-to-date profit performance and a positive outlook for the upcoming holiday season, the Company narrowed its 2009 earnings per share projection to $2.26 to $2.28 from $2.24 to $2.28. This revised range is an increase of 8 to 9% versus 2008 on a comparable basis when the impact of restructuring charges and unusual items are excluded. The Company reaffirmed its expectation to grow sales 2 to 3% and continues to project a gross profit margin increase of at least 0.5 percentage points for the fiscal year. Cost savings from CCI and other initiatives to reduce costs are now expected to reach $35 million and are providing the fuel for at least $20 million of additional marketing support, including an incremental portion related to Lawry’s.

Business Segment Results

Consumer Business

	Three Months Ended		Nine Months Ended
(in millions)	8/31/09	8/31/08	8/31/09	8/31/08
Net sales	$450.5	$443.0	$1,306.2	$1,270.9
Operating income	88.3	72.7	227.4	197.6
Operating income, excluding restructuring charges	89.0	75.1	234.9	197.8

For the third quarter, consumer business sales rose 2% when compared to 2008, and in local currency grew 6%. The Company increased volume and mix 3%, due in large part to sales in the Americas, including the impact of Lawry’s, which was acquired in late July 2008. Pricing actions taken to offset higher costs added 3% to sales.

•

Consumer sales in the Americas rose 8% and in local currency grew 9%. Volume and product mix added 6%, including an increase of 8% from Lawry’s, with the remainder of the increase due to pricing actions. Higher sales of branded dry seasoning mixes and grilling products were offset by lower sales of gourmet and specialty food items.

•

Consumer sales in EMEA declined 13% and 3% in local currency. The difficult economy led to a reduction of 4% in volume and product mix this quarter with particular weakness in the U.K. This was offset in part by pricing actions taken late in 2008.

•	Third quarter consumer sales in the Asia/Pacific region declined 4%, but rose 5% in local currency driven by increases in both primary markets, China and Australia.

For the third quarter, operating income, excluding restructuring charges, rose 19% from the comparable period of 2008. This increase was driven by higher sales and cost reductions as well as a favorable business mix. A portion of the favorable business mix is due to the integration of the Lawry’s acquisition with few incremental costs.

Industrial Business

	Three Months Ended		Nine Months Ended
(in millions)	8/31/09	8/31/08	8/31/09	8/31/08
Net sales	$341.2	$338.6	$961.3	$998.8
Operating income	28.3	20.2	61.6	53.2
Operating income, excluding restructuring charges	28.5	21.3	62.3	57.2

Industrial business sales rose 1% in the third quarter when compared to 2008, and in local currency grew 7%. Pricing actions which offset increased costs of certain commodities added 4% to sales. Volume and product mix increased sales 3%, including a benefit from the Lawry’s acquisition.

•

Industrial sales in the Americas rose 4% and in local currency grew 7%. Higher volume and product mix increased sales 4% with 1% of the increase due to the Lawry’s acquisition. In addition, the Company has grown sales to quick service restaurants with several new seasoning products. Pricing actions also added to sales this quarter.

•

In EMEA, industrial sales declined 10% but increased 8% in local currency. Pricing actions added 11% to sales while lower volume and product mix reduced sales by 3%. While sales volume to quick service restaurants rose this quarter, the Company had lower sales of branded products to food service operators due to the difficult economy.

•	Industrial sales increased 1% in the Asia/Pacific region and in local currency grew 6%. The increase was largely due to greater demand from quick service restaurants in this region.

Operating income for the industrial business, excluding restructuring charges, rose 34% in the third quarter of 2009 as compared to the same period of 2008. This increase was the result of cost reductions as well as a favorable mix of business which included the effect of the Lawry’s acquisition and recent product introductions.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes restructuring charges, as well as unusual items recorded in fiscal year 2008.

The unusual items were for amounts related to the Lawry’s acquisition, including the gain on the sale of Season-All, and a non-cash impairment charge related to the value of the Silvo brand. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2009 and 2008, as well as unusual items recorded in the third and fourth quarters of 2008.

	Three Months Ended		Nine Months Ended
(in millions except per share data)	8/31/09	8/31/08	8/31/09	8/31/08
Operating income	$116.6	$92.9	$289.0	$250.8
Impact of restructuring charges	.9	3.5	8.2	4.2

Adjusted operating income	$117.5	$96.4	$297.2	$255.0

% increase versus prior period	21.9%		16.5%

Net income	$75.1	$68.6	$183.5	$173.4
Impact of restructuring charges	.7 *	2.4 *	5.7 *	2.9 *
Net gain related to Lawry’s acquisition ($7.9 pre-tax)	—	(5.5)	—	(5.5)

Adjusted net income	$75.8	$65.5	$189.2	$170.8

Earnings per share - diluted	$.57	$.52	$1.39	$1.32
Impact of restructuring charges	—	.02	.04	.02
Net gain related to Lawry’s acquisition	—	(.04)	—	(.04)

Adjusted earnings per share - diluted	$.57	$.50	$1.43	$1.30

% increase versus prior period	14.0%		10.0%
* The impact of restructuring activity on net income includes:

Restructuring charges included in cost of good sold	$—	$(.9)	$—	$(2.5)
Restructuring charges	(.9)	(2.6)	(8.2)	(1.7)
Tax impact included in income taxes	.2	1.1	2.5	1.3

	$(.7)	$(2.4)	$(5.7)	$(2.9)

Twelve Months Ended
11/30/08
Earnings per share - diluted	$1.94
Impact of restructuring charges	.09
Impact of impairment charge	.15
Net gain related to Lawry’s acquisition	(.04)

Adjusted earnings per share - diluted	$2.14

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

9/2009

(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions except per-share data)	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008
Net sales	$791.7	$781.6	$2,267.5	$2,269.7
Cost of goods sold	472.7	473.2	1,362.0	1,377.6

Gross profit	319.0	308.4	905.5	892.1
Gross profit margin	40.3%	39.5%	39.9%	39.3%
Selling, general and administrative expense	201.5	212.9	608.3	639.6
Restructuring charges	0.9	2.6	8.2	1.7

Operating income	116.6	92.9	289.0	250.8
Interest expense	12.8	12.8	40.2	40.3
Other income, net	(0.3)	(10.0)	(1.8)	(16.4)

Income from consolidated operations before income taxes	104.1	90.1	250.6	226.9
Income taxes	32.1	26.8	77.2	68.5

Net income from consolidated operations	72.0	63.3	173.4	158.4
Income from unconsolidated operations	3.1	5.3	10.1	15.0

Net income	$75.1	$68.6	$183.5	$173.4

Earnings per common share - basic	$0.57	$0.53	$1.40	$1.35

Earnings per common share - diluted	$0.57	$0.52	$1.39	$1.32

Average shares outstanding - basic	130.9	129.3	130.6	128.7
Average shares outstanding - diluted	132.4	132.3	132.1	131.6

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)	August 31, 2009	August 31, 2008
Assets
Current assets
Cash and cash equivalents	$27.9	$30.3
Trade accounts receivables, net	328.6	388.3
Inventories	447.4	462.3
Prepaid expenses and other current assets	116.5	99.1

Total current assets	920.4	980.0
Property, plant and equipment, net	472.7	476.6
Goodwill, net	1,450.2	1,328.3
Intangible assets, net	235.7	419.7
Prepaid allowances	36.5	42.0
Investments and other assets	190.9	183.7

Total assets	$3,306.4	$3,430.3

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$288.6	$473.5
Trade accounts payable	238.5	249.2
Other accrued liabilities	327.2	334.4

Total current liabilities	854.3	1,057.1
Long-term debt	870.9	878.2
Other long-term liabilities	249.5	279.8

Total liabilities	1,974.7	2,215.1
Shareholders’ equity
Common stock	608.2	578.1
Retained earnings	542.3	403.3
Accumulated other comprehensive income	181.2	233.8

Total shareholders’ equity	1,331.7	1,215.2

Total liabilities and shareholders’ equity	$3,306.4	$3,430.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
(In millions)	August 31, 2009	August 31, 2008
Cash flows from operating activities
Net income	$183.5	$173.4
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	69.6	64.6
Losses/(Gains) on asset sales	0.2	(21.3)
Stock based compensation	10.5	15.0
Income from unconsolidated operations	(10.1)	(15.0)
Changes in operating assets and liabilities	(68.3)	(112.8)
Dividends from unconsolidated affiliates	9.7	11.4

Net cash flow from operating activities	195.1	115.3

Cash flows from investing activities
Capital expenditures	(53.8)	(56.7)
Acquisitions of businesses	—	(696.8)
Net proceeds from sale of Season-All	—	14.0
Proceeds from sale of property, plant and equipment	0.5	14.8

Net cash flow used in investing activities	(53.3)	(724.7)

Cash flows from financing activities
Short-term borrowings, net	(29.2)	524.4
Long-term debt borrowings	—	255.0
Long-term debt repayments	(50.2)	(150.3)
Proceeds from exercised stock options	13.7	47.6
Common stock acquired by purchase	—	(9.3)
Dividends paid	(94.0)	(85.5)

Net cash flow (used)/provided by financing activities	(159.7)	581.9

Effect of exchange rate changes on cash and cash equivalents	6.9	11.9

Decrease in cash and cash equivalents	(11.0)	(15.6)
Cash and cash equivalents at beginning of period	38.9	45.9

Cash and cash equivalents at end of period	$27.9	$30.3